Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
Biostar Pharmaceuticals, Inc.

We hereby consent to your incorporation of our audit report dated December 23, 2011 relating to the audited financial statements of Shaanxi Weinan Aoxing Pharmaceuticals, LLC as of and for the year ended December 31, 2010 in Form 8-K/A of Biostar Pharmaceuticals, Inc.

/s/ Mazars CPA Limited
Certified Public Accountants
Hong Kong
December 23, 2011